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                                                                   EXHIBIT 99.1


                        WORLD AIRWAYS SHAREHOLDERS VOTE
                         TO APPROVE DEBENTURE EXCHANGE

Friday December 19, 12:04 pm ET

               COMPANY ANTICIPATES ATSB LOAN APPROVAL BY YEAR END

PEACHTREE CITY, Ga., Dec. 19 /PRNewswire-FirstCall/ --World Airways, Inc. (Nasdaq: WLDA - News) today announced that at the special meeting reconvened earlier today, its stockholders approved:

         - The proposed issuance of $25,545,000 principal amount of six-year 8% Convertible Senior Subordinated Debentures in exchange for $22,545,000 principal amount of the Company's currently outstanding 8% Convertible Senior Subordinated Debentures Due 2004 and $3 million in cash; and

         - The proposed issuance to the Air Transportation Stabilization Board of warrants to purchase shares of common stock in connection with a federal guarantee of $27 million to support a $30 million term loan facility.

The special meeting, originally scheduled for December 15, 2003, had been adjourned until today because of lack of a quorum.

Hollis Harris, chairman and CEO of World Airways, said, "More than 90% of the voting shareholders supported these proposals, giving us the green light to proceed with our plans to restructure our debentures and secure approval for the federal loan guarantee from the Air Transportation Stabilization Board. Our stockholders' action today removes one of the major contingencies to the closing of the federally guaranteed loan and represents very positive news for our Company."

The Company received conditional approval from the Air Transportation Stabilization Board (ATSB) on April 23, 2003, for a federal loan guarantee of $27 million, representing 90% of a new $30 million term loan facility. The Company entered into agreements dated November 10, 2003, with three institutional holders of existing debentures providing for the issuance of $25,545,000 principal amount of new debentures in exchange for $22,545,000 principal amount of existing debentures and $3 million in cash. Upon the closing of the ATSB guaranteed loan, the Company will call the entire principal amount of existing debentures. Based on the redemption provisions of the indenture governing the existing debentures, the redemption price of the existing debentures will be 101.143% of their principal amount.

The ATSB approval remains subject to a number of additional conditions, including the satisfaction of all the terms and conditions proposed in the Company's application.


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The Company's current goal is to complete the debenture restructuring, receive final ATSB approval, and close the ATSB guaranteed loan by the end of this year.

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company's website at www.worldairways.com.

["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company's periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company's actual results to differ materially from those expressed in any of the forward-looking statements made by, or on behalf of the Company in this release.]